Exhibit 99.1

CAGNY New York October 27, 2003

The Dial Corporation This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on management's beliefs, as well as on assumptions made by and information currently available to management and involve various risks and uncertainties, certain of which are beyond the Company's control. The Company's actual results could differ materially from those expressed in any forward looking statements made on behalf of the Company. Safe Harbor

A healthy company Good momentum Strong balance sheet and cash balance Disciplined capital allocation strategy Comfortable with upward revised guidance for the fiscal year Lower P/E than most peers Dial Today

Strength is value brand proposition. Lagging economy continues to help value brands. Wal-Mart continues to drive Dial sales. Target Stores have helped make value shopping a mainstream trend. Excellent Dial Brands growth. Dollar Stores continue to be the fastest growing channel in the CPG industry. Dial Today

Initiated 7-year outsourcing agreement with EDS and implementing SAP software Quarterly dividend increased 125% $100 million Stock Repurchase Program Dial Today

Dial Strength Is Value Proposition


Tone
COCOA BUTTER

Tone
21¢/oz.

Dove & Caress 29¢/oz.


Purex

Purex
3¢/oz.

Gain 5¢/oz.

Tide 6¢/oz.


Scented Oil
REFILL

Renuzit Electric Oil Refills
$1.79

Glade Oil Refills $2.69

Renuzit Adjustables
$1.03


ARMOUR
CHILI
with Beans

Armour 15 oz.
$1.02

Hormel 15 oz. $1.46

Stagg 15 oz. $1.58

THE DIAL CORPORATION

*Source: Nielsen FDM+Wal-Mart 12-weeks ending 9/6/03

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Channel Shift Top Six Accounts Wal-Mart plus Sam's Family Dollar Target Dollar General Fleming / K-Mart Kroger Dial Shipments YTD - September 2003 Top 5 Accounts +5% Grocery -1% Mass +5% Dollar Stores +29% Drug Stores +4%

Focus on core business Aggressive new products program Potential acquisitions Revenue Growth Going Forward

Personal Care Net sales after trade Q1 +1.9% Q2 +7.5% Q3 +0.9% Record Quarter Body Wash segment growing / Bar Soap segment declining Body wash sales increase outpacing decline in bar soap sales Goal: Grow body wash while managing category shift from bars All data % change year-to-date as of 9/6/03 vs. prior year, same period. Source: Nielsen market share FDM scan universe plus Nielsen Wal-Mart consumer panel.

Personal Care Dial Body Washes Get a New Look

SHREK HAND SOAP Fun for Kids Innovative Dispensing Kid Preferred Fragrance Maximum Shelf Impact SHREK BODY WASH Innovative packaging with Free Squirting Toy Maximum Shelf Impact Personal Care

Dial Brand Bar Soaps Get a New Look with New Graphics Personal Care

Dial extends beyond antibacterial protection with NEW DIAL DAILY CARE RESTAGED BRAND NEW! Personal Care

NEW RESTAGED Dial New Daily Care Liquid Hand Soaps Personal Care

Personal Care

Personal Care

Laundry Care Net sales after trade Q1 +11.3% Q2 -1.7% Q3 +7.5% Record Quarter Liquid segment growing / powder segment declining Wal-Mart recently instituted a new modular in their laudry detergent sections - we are pleased with the design Goal: Grow liquids as we manage category shift from powders All data % change year-to-date as of 9/6/03 vs. prior year, same period. Source: Nielsen market share FDM scan universe plus Nielsen Wal-Mart consumer panel.

Growth Drivers Laundry Care Purex Initiatives Non-Detergent Initiatives Two New Products in 2004 and Zout Restage Sunshine Clean High Efficiency 28 oz. Size Purex Restages Fragrance Refresh

Air Fresheners

	Segment Size - %	Category Volume Growth - %	Dial Volume Growth - %	Share Change vs. Prior	Volume Market Share - %
Air Fresheners - $1.3B		**1.9**	**4.0**	**0.4**	**21.5**
Instant Action	*24.3*	*14.7*	*8.9*	*0.2*	*3.1*
Solids	*16.6*	*(3.6)*	*7.7*	*0.8*	*14.3*
Electrics	*33.5*	*(12.0)*	*1.8*	*---*	*3.0*
Candles	*8.8*	*4.8*	*(36.7)*	*(0.4)*	*0.7*

All data % change year-to-date as of 9/6/03 vs. prior year, same period.
Source: Nielsen market share FDM scan universe plus Nielsen Wal-Mart consumer panel.

- Net sales after trade
  - Q1 -0.9%
  - Q2 +0.4%
  - Q3 +3.8%
- Adjustables growing and maintaining #1 position as best selling air freshener in U.S. based on unit volume
- Universal Scented Oil refills and Super Odor Neutralizer sprays – introduced in Q302 – continue to contribute to increased sales
- Goal: Continually refresh with new fragrances and packaging, manage decline in candles and product discontinuances and pursue innovative new products

THE DIAL CORPORATION

Page 19

Innovative Refreshment Air Fresheners

Value warmer and twin pack Scented Oils strengthen Renuzit's presence in largest segment, electrics Air Fresheners

Revitalization of the Business - Innovation Wick View Window Venting Spring Oil Chamber Air Fresheners

Net sales after trade Q1 +0.5% Q2 +5.7% Q3 +6.4% Armour Vienna Sausage sales strong Sales more than doubled in dollar channel New products without investment Goal: Manage for cash flow Food Products All data % change year-to-date as of 9/6/03 vs. prior year, same period. Source: Nielsen market share FDM scan universe plus Nielsen Wal-Mart consumer panel.

Food Products New Products

Dial Today IT Outsourcing and ERP Implementation Project 7-year IT outsourcing agreement with EDS IT technology infrastructure Support and management services EDS and SAP will implement SAP software Manufacturing/Supply Chain/Procurement Finance/Accounting Performance management Customer relationship management

Core Competencies Value focused Marketing Sales Procurement Flexibility vs. larger competitors

Purex Sustainability Purex has a track of record of growth in both strong economic conditions and weak economic conditions Consumers purchase Purex because of its strong product performance and not simply because it is an inexpensive detergent Purex is a strong and growing brand in addition to a strong and growing business We expect Purex to continue its growth track even as the economy recovers. This is predicated on the following:

Financial Review

Financial Objectives Sales Growth of approximately 3% Net Income Growth of at least 10% CFROIC in excess of 20% Cash Flow from Operations 10+% of Net Sales V E R C

3Q 2003 Performance From Continuing Operations ($ millions, except per share data) 3Q 2003 3Q 2002 Change Net Sales $353.2 $334.0 5.8% Gross Margin 37.6% 37.0% 60 bps Operating Margin 18.4% 17.3% 110 bps EPS from Continuing Operations - Diluted $0.37 $0.32 15.6% Cash Flow from Operations $15.2 $35.1 (56.7%)

($ millions) Balance Sheet Improvement Sept. 2003 Sept. 2002 Fav. (Unfav.) Cash $328.5 $163.5 $165.0 Total Debt 459.9 459.0 (0.9) Net Debt $131.4 $295.5 $164.1 Working Capital Net of Cash ($15.6) ($18.5) ($2.9) Equity $252.3 $102.3 $150.0

We expect the following: Balance Sheet / Cash Flow Increase cash by approximately $100MM Maintain strong inventory and accounts receivable performance measures Capital expenditures - $45MM EPS Operating margins improve 120 basis points for the full year EPS from continuing operations of approximately $1.37 for the year Financial Guidance 2003

Acquisitions Strategic Criteria Nationally branded businesses $100+ MM in size Domestic FDM distribution Leverage current management infrastructure Financial Criteria No earnings or margin dilution in the first full year EVA positive using a 10% WACC

Summary - Current Financial Strategy Continue to drive operating margin improvement via a combination of : Internal and external growth (possible acquisitions) Aggressive cost containment - both supply chain and SG&A Reinvestment in current brands Drive shareholder value by achieving annual sales, profit and margin goals combined with appropriate returns to shareholders (dividend, buyback)